Exhibit 99.1

News For Immediate Release

Memorial Production Partners LP to Acquire Oil and Gas Properties,

Announces Updated Commodity Hedge Positions and Updated 2013 Guidance

HOUSTON, TEXAS, July 15, 2013—Memorial Production Partners LP (NASDAQ: MEMP) announced today that it has signed definitive agreements to acquire certain oil and gas properties in the Permian Basin, East Texas, and the Rockies, from its sponsor, Memorial Resource Development LLC, and affiliates of Natural Gas Partners for an aggregate purchase price of approximately $606 million, subject to customary purchase price adjustments. The transaction will have an effective date of July 1, 2013 and is expected to close in October 2013. Terms of the transaction were approved by the Board of Directors of the general partner of MEMP and by the Board’s conflicts committee, which is comprised entirely of independent directors.

The acquired properties consist of 973 gross (648.6 net) wells on 363,000 gross (136,000 net) acres in Texas, New Mexico, Wyoming and Colorado. MEMP will operate 94% of total proved reserves and 74% of the producing wells. MEMP will acquire approximately 275 Bcfe of proved reserves, which are located approximately 48% in the Permian Basin, 31% in East Texas and 21% in the Rockies. The acquisition will increase MEMP’s proved reserves by 36% to over 1.0 Tcfe and average daily production for May by 42% to approximately 152 MMcfe/d.

Transaction Highlights

•	Expected to be immediately accretive to distributable cash flow and net asset value

•	Properties have a stable, long-lived production profile with a projected average annual PDP decline rate of approximately 10%

•	Estimated proved reserves of approximately 275 Bcfe (57% proved developed and 51% liquids)

•	Estimated May net production of approximately 45.3 MMcfe/d (63% natural gas and 37% liquids)

•	Proved reserve to production ratio of 16.7 years

•	370 low risk, low cost liquids weighted development opportunities

•	Assets have high operating margins and moderate capital expenditure requirements

•	Significant percentage of acquired production is hedged through 2018 with costless, fixed price swaps and collars

•	Revising 2013 EBITDA guidance range to $202 - $206 million from the previously announced $154 - $158 million

•	Revising 2013 Distributable Cash Flow guidance range to $129 - $133 million from the previously announced $92 - $96 million

“We are excited to announce our largest acquisition to date with meaningful entries in the Permian Basin and the Rockies as well as adding scale in our core area of East Texas. This acquisition marks another example of the commitment to grow MEMP through accretive transactions,” said John A. Weinzierl, Chairman, President and Chief Executive Officer. “These assets are an excellent fit for our existing portfolio as they provide established, low-decline production with high operating margins. Additionally, MEMP will have enhanced commodity and basin diversity providing a great platform for future development.”

Acquired Reserves

The following are estimated total proved reserves attributable to the oil and gas properties to be acquired in this transaction as of July 1, 2013.

	Oil (MBbl)	NGL (MBbl)	Gas (MMcf)	Total (MMcfe)
PDP	9,570	695	80,599	142,187
PDNP	701	244	10,441	16,108
PUD	11,304	778	44,710	117,198

Total Proved	21,574	1,716	135,751	275,493

Financial Highlights

MEMP expects to fund the transaction through borrowings under its $1.0 billion multi-year revolving credit facility, which carries a current borrowing base of $480 million prior to any increases for the acquisition. As of July 1, 2013, MEMP had $441 million of available borrowing capacity. The transaction is expected to result in a significant borrowing base increase, and MEMP is working with its lenders to complete a redetermination of the borrowing base pro forma for the acquisition. MEMP’s liquidity position is expected to be in excess of $150 million following the close of the transaction.

Hedging Update

As part of the transaction, MEMP will acquire commodity hedges that cover approximately 72% of acquired PDP volumes through 2015 (82% through 2014). In addition, MEMP will acquire interest rate hedges for a notional principal amount of $11.5 million extending through June 2014 at a fixed annual LIBOR rate of 0.5%. Consistent with its hedging policy, MEMP has layered on incremental commodity hedges that, together with the acquired hedges, cover up to 85% of projected production volumes related to this acquisition through 2018. The acquired and incremental commodity hedges represent total gas volumes of 29 Bcf for the period 2013 – 2018 at a weighted average fixed price of $4.26; total oil volumes of 3.8 MMBbls for the period 2013 – 2018 at a weighted average fixed price of $84.67; and 91,800 Bbls of NGLs for the period 2013 – 2014 at an average fixed price of $36.27.

The following table, pro forma for the transaction, reflects the percentage volumes of MEMP’s production covered by commodity derivative contracts and the average fixed or floor prices at which production is hedged. The targeted average net production estimate represents the production required to reach the lower boundary of the annual production range in MEMP’s 2013 updated full year guidance. All of MEMP’s hedges are costless, fixed price swaps and collars.

MEMP Hedge Position as of July 1, 2013
	Year Ending December 31,
	2013	2014	2015	2016	2017	2018	2019
Natural Gas Derivative Contracts:
Total weighted-average fixed/floor price	$4.51	$4.44	$4.34	$4.45	$4.31	$4.60	$5.12
Percent of 2013 production hedged	94%	90%	80%	73%	67%	62%	42%
Crude Oil Derivative Contracts:
Total weighted-average fixed/floor price	$95.42	$93.39	$91.61	$86.97	$85.96	$85.05	—
Percent of 2013 production hedged	89%	84%	74%	69%	62%	58%	—
Natural Gas Liquids Derivative Contracts:
Total weighted-average fixed/floor price	$40.97	$41.54	—	—	—	—	—
Percent of 2013 production hedged	64%	55%	—	—	—	—	—
Wtd Avg Fixed/Floor Price Per Mcfe	$7.43	$7.29	$7.17	$7.12	$6.93	$7.10	$5.12
Percent of 2013 Production Hedged	88%	83%	66%	60%	55%	51%	26%

Additional information regarding MEMP’s hedging program can be found on MEMP’s website www.memorialpp.com, under the Investor Relations section.

Updated 2013 Guidance

The updated 2013 guidance included in this press release is subject to the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. MEMP’s updated 2013 guidance is based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. It also reflects the impact of forecasted growth capital spending and assumes the completion of the pending acquisition. The guidance includes the results related to our acquisitions from affiliates from the effective date of July 1, 2013 forward. However, for financial reporting purposes, we will be required to include results related to our acquisitions from affiliates for all periods the assets were under common control. A summary of the guidance, assuming no additional acquisitions, is presented below:

Full Year 2013 Guidance
Annual Production (Bcfe)	46 – 48
Adjusted EBITDA ($MM)(1)	$202 – $206
Distributable Cash Flow ($MM)(1)	$129 – $133
DCF Coverage	1.10x – 1.20x
Maintenance Capex ($MM)	$43
Growth Capex ($MM)	$40 – $50

These estimates reflect management’s best judgment based on current expectations about the future and anticipated market conditions based upon both stated and unstated assumptions and other factors. Although management believes such estimates to be reasonable, they are inherently uncertain and involve a number of risks that are beyond MEMP’s control. Updated guidance for 2013 does not reflect the pre-effective date impact of common control revisions. Actual conditions and assumptions may change over the course of the year.

Webcast and Conference Call

MEMP will host a webcast and conference call today at 10:00 a.m. Central Time to discuss the acquisition. Presentation slides will be available on MEMP’s website prior to the webcast and conference call. Interested parties may join the webcast by visiting MEMP’s website www.memorialpp.com and clicking on the webcast link or by dialing (866) 501-5542 at least 15 minutes before the call begins and providing the passcode 18538534. The webcast and a telephonic replay will be available for seven days following the call and may be accessed by visiting MEMP’s website www.memorialpp.com or by dialing (855) 859-2056 and providing the passcode 18538534.

(1)

Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. Please see the reconciliation to the most comparable measure calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

Memorial Production Partners LP is a Delaware limited partnership that was formed to own and acquire oil and natural gas properties in North America. MEMP’s properties are located in South Texas, East Texas/North Louisiana and California and consist of mature, legacy oil and natural gas reservoirs. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release may include “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will”, “expect”, “plan”, “project”, “intend”, “estimate”, “believe”, “target”, “potential”, the negative of such terms or other comparable terminology often identify forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. Please read MEMP’s filings with the SEC, which are available on MEMP’s Investor Relations website at http://investor.memorialpp.com/sec.cfm or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. MEMP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms. Estimates of reserves in this press release are based on economic assumptions with regard to commodity prices that differ from the prices required by the SEC (historical 12 month average) to be used in calculating reserves estimates prepared in accordance with SEC definitions and guidelines. In addition, the estimates of reserves in this press release were prepared by our internal reserve engineers and are based on various assumptions, including assumptions related to oil and natural gas prices as discussed above, drilling and operating expenses, capital expenditures, taxes and availability of funds, which may differ materially from the estimates that were used in MEMP’s 2012 Annual Report on Form 10-K.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MEMP does.

Adjusted EBITDA. MEMP defines Adjusted EBITDA as net income or loss, plus interest expense; net operating cash flow from acquisitions and divestitures, effective date through closing date; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; unrealized losses on commodity derivative contracts; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition related costs; amortization of investment premium; and other non-routine items, less interest income; income tax benefit; unrealized gains on commodity derivative contracts; gains on sale of assets and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of MEMP’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) the financial performance of its assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest, support MEMP’s indebtedness and make distribution on its units; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Distributable Cash Flow. MEMP defines distributable cash flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and estimated maintenance capital expenditures. Management compares the distributable cash flow MEMP generates to the cash distributions it expects to pay MEMP’s partners. Using this metric, management computes MEMP’s distribution coverage ratio. Distributable cash flow is an important non-GAAP financial measure for MEMP’s limited partners since it serves as an indicator of MEMP’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not MEMP is generating cash flows at a level that can sustain or support an increase in its quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder. The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

2013 Adjusted EBITDA Guidance Reconciliation Table

Memorial Production Partners LP

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

2013 Adjusted EBITDA Guidance

(In millions)	Low For Year Ended December 31, 2013	High For Year Ended December 31, 2013
Calculation of Adjusted EBITDA:
Net income	$101	$105
Interest expense	30	30
Net operating cash flow from acquisitions, effective date through closing date	—	—
Depletion, depreciation, and amortization	71	71

Adjusted EBITDA	$202	$206

Reconciliation of Net Cash From Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$172	$176
Changes in working capital	—	—
Net operating cash flow from acquisitions, effective date through closing date	—	—
Interest expense	30	30

Adjusted EBITDA	$202	$206

Reconciliation of Adjusted EBITDA to Distributable Cash Flow:
Adjusted EBITDA	$202	$206
Cash Interest Expense	$(30)	$(30)
Estimated maintenance capital expenditures	$(43)	$(43)

Distributable Cash Flow	$129	$133

Contact:

Memorial Production Partners LP

Ronnetta Eaton—Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com